Exhibit 5

[FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. LETTERHEAD]

January 26, 2010

Fairchild Semiconductor International, Inc.

82 Running Hill Road

South Portland, ME 04106

Gentlemen and Ladies:

As the General Counsel to Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), I am familiar with the registration statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission relating to 4,591,554 shares (the “Shares”) of the Company’s Common Stock to be issued pursuant to and in accordance with the Fairchild Semiconductor 2007 Stock Plan (the “Plan”), and the corporate authorizations related thereto.

It is my opinion that the Shares, when issued and sold hereafter in accordance with the provisions of the Plan, in accordance with Delaware law and upon payment of the price for the Shares and satisfaction of other conditions as contemplated by the Plan and option or other agreements entered into under the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as part of the filing of the above-referenced registration statement and the prospectus that forms a part thereof. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Paul D. Delva

Paul D. Delva

Senior Vice President, General Counsel

and Secretary